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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) November 7, 2003

                                 MEDIFAST, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                    000-23016             13-3714405
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(State or other jurisdiction        (Commission File Number)  (IRS Employer
 of incorporation or organization)                                 Ident. No.)

11445 Cronhill Drive, Owing Mills, Maryland                   21117
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(Address of principal executive offices)                   (Zip Code)

        Registrant's telephone number, including area code (410)-581-8042
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         (Former name or former address, if changed since last report.)
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Item 5.  Other Events

         Jason Properties, LLC, a wholly owned subsidiary of Medifast, Inc. has purchased the assets of KOW, Inc. located in Gulf Breeze, Florida. The acquisition includes equipment, inventory, trademarks, and licenses for fifty Hi-Energy clinics. The clinics are located primarily in the southeastern region of the United States. The purchase price was $1.5 million in cash, which included selected liabilities, capital expenditures, costs of assets and miscellaneous fees.

         Seven Crondall, LLC, a real estate limited liability company and a wholly owned subsidiary of Medifast, Inc. has signed a purchase agreement to acquire real estate located at 9791 Pintail Plaza St. Michaels, Maryland. The acquisition was purchased for investment and corporate purposes for approximately $2 million. The investment will be financed with an interest only mortgage at Libor plus two percent.

         Mercantile Safe Deposit and Trust of Baltimore, Maryland have approved an increase in the Medifast, Inc. Secured Line of Credit from $1 million to $5 million. The Line of Credit is at Libor plus two percent. The increased Line of Credit will be used to finance equipment, inventory and receivables of Medifast, Inc. as its business is expected to expand and grow in 2004 because of the scheduled TV advertising campaign. The Line of Credit will also assist the Company in funding the newly acquired Consumer Choice Systems and Hi-Energy divisions.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 MEDIFAST, INC.

Dated:  November 7, 2003

                                        /s/  Bradley T. MacDonald
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                                        Bradley T. MacDonald
                                        Chairman and Chief Executive Officer